Pricing supplement No. 915J
To underlying supplement No. 1 dated September 29, 2009,
product supplement J dated September 29, 2009,
prospectus supplement dated September 29, 2009
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated July 9, 2010; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$1,694,000
Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Equity Indices due March 14, 2012
General
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Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Equity Indices due March 14, 2012 (the “BUyS”) are designed for investors who seek a return at maturity of 110.00% of the appreciation, if any, of a weighted basket of equity indices, up to a Basket Return Cap (as defined below) of 21.00%. Investors should be willing to forgo coupon and dividend payments during the term of the BUyS and to lose up to 89.00% of their initial investment.  Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on March 14, 2012.
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000.
•	The BUyS priced on July 9, 2010 (the “Trade Date”) and are expected to settle three business days later on July 14, 2010 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:	The BUyS are linked to a basket consisting of the S&P 500® Index and the S&P MidCap 400® Index (each, a “Basket Index” and collectively, the “Basket Indices”).
Basket Index	Ticker Symbol	Index Weighting	Initial Index Level
S&P 500® Index	SPX	50.00%	1,077.96
S&P MidCap 400® Index	MID	50.00%	739.89
Payment at Maturity:
•  If the Final Basket Level is greater than or equal to the Initial Basket Level, you will be entitled to receive a cash payment per $1,000 Face Amount of BUyS that provides you with a return on your investment equal to the Basket Return multiplied by the Participation Rate, subject to the Maximum Return. Accordingly, subject to the Maximum Return, your payment at maturity per $1,000 Face Amount will be calculated as follows:

$1,000 + ($1,000 x Basket Return x Participation Rate)

•  If the Final Basket Level is less than the Initial Basket Level, and the percentage difference is equal to or less than the Buffer Level, you will be entitled to receive a cash payment of $1,000 per $1,000 Face Amount.

•  If the Final Basket Level is less than the Initial Basket Level, and the percentage difference is greater than the Buffer Level, you will lose 1% of the Face Amount of your BUyS for every 1% that the decline in the Basket exceeds the Buffer Level. Accordingly, if the Final Basket Level is less than the Initial Basket Level by an amount (expressed as a percentage) greater than the Buffer Level, your payment at maturity per $1,000 Face Amount will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Level)]

If the Final Basket Level is less than the Initial Basket Level by an amount (expressed as a percentage) greater than the Buffer Level, you could lose up to $890.00 per $1,000 Face Amount of BUyS.
Basket Return:	Subject to the Basket Return Cap, the Basket Return, expressed as a percentage, will equal: Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	100
Final Basket Level:
The Basket closing level will be calculated as follows:
100 x [1  + (S&P 500® Index return x 50.00%) + (S&P MidCap 400® Index return x 50.00%)]
The return for each Basket Index is the percentage change from the respective Initial Index Level to the respective index closing level on the Final Valuation Date.

Buffer Level:	11.00%
Participation Rate:	110.00% upside participation
Basket Return Cap:	21.00%
Maximum Return:	23.10% (equal to the Participation Rate multiplied by the Basket Return Cap)
Trade Date:	July 9, 2010
Final Valuation Date:	March 9, 2012, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement.
Maturity Date:	March 14, 2012, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement.
Listing:	The BUyS will not be listed on any securities exchange.
CUSIP:	2515A0 5K 5
ISIN:	US2515A05K54
Investing in the BUyS involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the BUyS or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$5.00	$995.00
Total	$1,694,000.00	$4,247.50	$1,689,752.50
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.  The BUyS will be sold with varying underwriting discounts and commissions in an amount not to exceed $5.00 per $1,000.00 BUyS.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The BUyS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Securities	$1,694,000.00	$120.78

Deutsche Bank Securities

ADDITIONAL TERMS SPECIFIC TO THE BUYS

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You should read this pricing supplement together with underlying supplement No. 1 dated September 29, 2009, product supplement J dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these BUyS are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement J dated September 29, 2009:
http://sec.gov/Archives/edgar/data/1159508/000119312509200235/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the BUyS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the BUyS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the BUyS.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

What Is the Payment Amount on the BUyS at Maturity Assuming a Range of Performance for the Basket?

The table below illustrates the Payment at Maturity per Face Amount of BUyS for a hypothetical range of performance for the Basket from -100.00% to +100.00% and reflects a Participation Rate of 110.00%, a Buffer Level of 11.00%, a Basket Return Cap of 21.00% and a Maximum Return of 23.10%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Percentage Change in Basket	Basket Return (%)	Payment at Maturity ($)	Return on BUyS (%)
200.00	100.00%	21.00%	$1,231.00	23.10%
175.00	75.00%	21.00%	$1,231.00	23.10%
150.00	50.00%	21.00%	$1,231.00	23.10%
140.00	40.00%	21.00%	$1,231.00	23.10%
125.00	25.00%	21.00%	$1,231.00	23.10%
121.00	21.00%	21.00%	$1,231.00	23.10%
110.00	10.00%	10.00%	$1,110.00	11.00%
102.00	2.00%	2.00%	$1,022.00	2.20%
101.00	1.00%	1.00%	$1,011.00	1.10%
100.00	0.00%	0.00%	$1,000.00	0.00%
99.00	-1.00%	-1.00%	$1,000.00	0.00%
98.00	-2.00%	-2.00%	$1,000.00	0.00%
90.00	-10.00%	-10.00%	$1,000.00	0.00%
89.00	-11.00%	-11.00%	$1,000.00	0.00%
85.00	-15.00%	-15.00%	$960.00	-4.00%
80.00	-20.00%	-20.00%	$910.00	-9.00%
70.00	-30.00%	-30.00%	$810.00	-19.00%
50.00	-50.00%	-50.00%	$610.00	-39.00%
25.00	-75.00%	-75.00%	$360.00	-64.00%
0.00	-100.00%	-100.00%	$110.00	-89.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Initial Basket Level of 100 to the Final Basket Level of 110.00. Because the Basket percentage change of 10% is less than the Basket Return Cap of 21.00%, the investor receives a Payment at Maturity of $1,110.00 per Face Amount of BUyS calculated as follows:

Payment at Maturity = $1,000.00 + ($1,000.00 x 10.00% x 110.00%) = $1,110.00

Example 2: The level of the Basket increases from the Initial Basket Level of 100 to the Final Basket Level of 125.00. Because the Basket percentage change of 25% is greater than the Basket Return Cap of 21.00%, the investor receives a Payment at Maturity of $1,231.00 per Face Amount of BUyS, the maximum payment on the BUyS.

Payment at Maturity = $1,000.00 + ($1,000.00 x 21.00% x 110.00%) = $1,231.00

Example 3: The level of the Basket declines from the Initial Basket Level of 100 to the Final Basket Level of 98.00. Because the 2% decline in the Basket from the Initial Basket Level of 100 to the Final Basket Level of 98.00 does not exceed the Buffer Level of 11.00%, the investor receives a Payment at Maturity of $1,000.00 per Face Amount of BUyS.

Payment at Maturity = $1,000.00

Example 4: The level of the Basket declines from the Initial Basket Level of 100 to the Final Basket Level of 70.00.  Because the 30% decline in the Basket from the Initial Basket Level of 100 to the Final Basket Level of 70.00 exceeds the Buffer Level of 11.00%, the investor receives a Payment at Maturity of $810.00 per Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + [$1,000.00 x (-30.00% + 11.00%)] = $810.00

Example 5: The level of the Basket declines from the Initial Basket Level of 100 to the Final Basket Level of 0. Because the decline in the Basket from the Initial Basket Level of 100 to the Final Basket Level of 0 exceeds the Buffer Level of 11.00%, the investor receives a Payment at Maturity of $110.00 per Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + [$1,000.00 x  (-100.00% + 11.00%)] = $110.00

What Is the Payment at Maturity on the BUyS for Three Hypothetical Scenarios?

The table and calculations below illustrates the hypothetical Payment at Maturity per $1,000 BUyS Face Amount for three hypothetical scenarios and reflects Initial Index Levels of 1,077.96 for the S&P 500® Index and 739.89 for the S&P MidCap 400® Index. The scenarios illustrate how, even where there is a positive return on one Basket Index, negative returns on other Basket Indices may outweigh the positive return and the return on the BUyS may be negative. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Scenario 1
Basket Index	S&P 500® Index	S&P MidCap 400® Index
Initial Index Level	1,077.96	739.89
Final Index Level	1,612.63	831.64
Basket Index Return	49.60%	12.40%
Index Weighting	50.00%	50.00%
Contribution to Basket	24.80%	6.20%
Final Basket Level	131.00
Percentage Change in Basket Level	31.00%
Basket Return	21.00%
Payment at Maturity	$1,231.00
Scenario 2
Basket Index	S&P 500® Index	S&P MidCap 400® Index
Initial Index Level	1,077.96	739.89
Final Index Level	715.77	677.74
Basket Index Return	-33.60%	-8.40%
Index Weighting	50.00%	50.00%
Contribution to Basket	-16.80%	-4.20%
Final Basket Level	79.00
Percentage Change in Basket Level	-21.00%
Basket Return	-21.00%
Payment at Maturity	$900.00
Scenario 3
Basket Index	S&P 500® Index	S&P MidCap 400® Index
Initial Index Level	1,077.96	739.89
Final Index Level	888.24	707.33
Basket Index Return	-17.60%	-4.40%
Index Weighting	50.00%	50.00%
Contribution to Basket	-8.80%	-2.20%
Final Basket Level	89.00
Percentage Change in Basket Level	-11.00%
Basket Return	-11.00%
Payment at Maturity	$1,000.00

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Scenario 1: Scenario 1 assumes hypothetical returns of 49.60% and 12.40% for the S&P 500® Index and the S&P MidCap 400® Index respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (S&P 500® Index Return x S&P 500® Index Weighting)+ (S&P MidCap 400® Index Return x S&P MidCap 400® Index Weighting)]

	=	100 x [1 + (49.60% x 50.00%)+ (12.40% x 50.00%)]

	=	131.00

Because the Final Basket Level of 131.00 is greater than the Initial Basket Level of 100 and the Basket Return is limited to the Basket Return Cap, the investor receives a Payment at Maturity of $1,231.00 per $1,000 Face Amount of BUyS, which is equal to the Maximum Return on the BUyS, as follows:

Payment at Maturity	=	$1,000 + ($1,000 x Basket Return x Participation Rate), subject to the Maximum Return

	=	$1,000 + ($1,000 x 21.00% x 110.00%)

	=	$1,231.00

Scenario 2: Scenario 2 assumes hypothetical returns of -33.60% and -8.40% for the S&P 500® Index and the S&P MidCap 400® Index respectively. The Basket Return is calculated as follows:

Final Basket Level		=	100 x [1 + (S&P 500® Index Return x S&P 500® Index Weighting)+ (S&P MidCap 400® Index Return x S&P MidCap 400® Index Weighting)]

		=	100 x [1 + (-33.60% x 50.00%)+ (-8.40% x 50.00%)]

		=	79.00

Because the Final Basket Level of 79.00 is less than the Initial Basket Level of 100, and the Final Basket Level has declined from the Initial Basket Level by more than the Buffer Level of 11.00%, the investor will receive a Payment at Maturity of $900.00 per $1,000 Face Amount of BUyS calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 x (Basket Return + Buffer Level))

	=	$1,000 + ($1,000 x (-21.00% + 11.00%))

	=	$900.00

Scenario 3: Scenario 3 assumes hypothetical returns of -17.60% and -4.40% for the S&P 500® Index and the S&P MidCap 400® Index respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (S&P 500® Index Return x S&P 500® Index Weighting)+ (S&P MidCap 400® Index Return x S&P MidCap 400® Index Weighting)]

	=	100 x [1 + (-17.60% x 50.00%)+ (-4.40% x 50.00%)]

	=	89.00

Because the Final Basket Level of 89.00 is less than the Initial Basket Level of 100, and the Final Basket Level has declined from the Initial Basket Level by an amount less than or equal to the Buffer Level of 11.00%, the investor receives a Payment at Maturity of $1,000 per $1,000 Face Amount of BUyS.

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL OF THE BUYS IS LIMITED – You will not benefit from any appreciation of the Basket beyond the Basket Return Cap of 21.00%, and therefore the maximum payment you can receive is $1,231.00 for each $1,000 Face Amount of BUyS. Because the BUyS are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – Payment at Maturity of the Face Amount of your BUyS is protected against a decline in the Final Basket Level, as compared to the Initial Basket Level, of up to the Buffer Level, subject to our ability to pay our obligations as they become due. If such percentage decline is more than the Buffer Level of 11.00%, for every 1% decline beyond the Buffer Level, you will lose an amount equal to 1% of the Face Amount of your BUyS. For example, a Basket Return of -21.00% will result in a 10% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF A WEIGHTED BASKET OF INDICES – The return on the BUyS, which may be positive or negative, is linked to a basket consisting of the S&P 500® Index and the S&P MidCap 400® Index.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500 Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

The S&P MidCap 400® Index

The S&P MidCap 400® Index is intended to provide a benchmark for performance measurement of the medium capitalization segment of the U.S. equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1.5 billion to $5.5 billion. This is just a summary of the S&P MidCap 400® Index. For more information on the S&P MidCap 400® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P MidCap 400® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the BUyS are uncertain, we believe it is reasonable to treat the BUyS as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not recognize taxable income or loss prior to the maturity of your BUyS, other than pursuant to a sale or exchange. Your gain or loss on the BUyS should be capital gain or loss and should be long-term capital gain or loss if you have held the BUyS for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the BUyS, the tax consequences of ownership and disposition of the BUyS might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided. Individuals who purchase the BUyS should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the BUyS.

For a discussion of certain German tax considerations relating to the BUyS, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the BUyS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the BUyS involves significant risks. Investing in the BUyS is not equivalent to investing directly in the Basket Indices or in any of the components underlying the Basket Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE BUYS IS PROTECTED ONLY TO THE EXTENT OF THE BUFFER LEVEL, SUBJECT TO OUR CREDITWORTHINESS – The BUyS do not guarantee any return of your initial investment in excess of $110.00 per $1,000 Face Amount of BUyS. The return on the BUyS at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any decline in the Basket in excess of the Buffer Level. Accordingly, you could lose up to $890.00 for each $1,000 that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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THE RETURN ON YOUR BUYS IS LIMITED BY THE BASKET RETURN CAP – As a holder of the BUyS, you will not benefit from any appreciation of the Basket beyond the Basket Return Cap of 21.00%. Consequently, the BUyS are subject to a Maximum Return of 23.10% and your Payment at Maturity will be limited to a maximum payment of $1,231.00 for each $1,000 Face Amount of BUyS you hold, regardless of any further appreciation of the Basket, which may be significant.

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CREDIT OF THE ISSUER — The BUyS are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the BUyS, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the BUyS and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the BUyS.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE BUYS — We or one or more of our affiliates may hedge our exposure from the BUyS by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Basket Components and make it less likely that you will receive a return on your investment in the BUyS. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the BUyS declines. We or our affiliates may also engage in trading in instruments linked to the Basket Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the BUyS. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the BUyS.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE BUYS ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE – While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your BUyS, the original Issue Price of the BUyS includes the agents’ commission and the cost of hedging our obligations under the BUyS through one or more of our affiliates.  Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Therefore, the value of the BUyS on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the BUyS after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. The BUyS are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your BUyS to maturity.

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THE BUYS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY – The BUyS will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the BUyS in the secondary market but are not required to do so and may cease such market-making activities at any time.

Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the BUyS easily. Because other dealers are not likely to make a secondary market for the BUyS, the price at which you may be able to trade your BUyS is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the BUyS.

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CHANGES IN THE VALUE OF THE BASKET INDICES MAY OFFSET EACH OTHER — Price movements in the Basket Indices may not correlate with each other. At a time when the levels of some of the Basket Indices increase, the levels of other Basket Indices may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Indices may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Indices.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the BUyS, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Basket Indices would have.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BUYS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE BASKET TO WHICH THE BUYS ARE LINKED OR THE VALUE OF THE BUYS – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the BUyS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the BUyS. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the BUyS. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the BUyS and each Basket Index to which the BUyS are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE BUYS – We and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUYS – In addition to the levels of the Basket Indices on any day, the value of the BUyS will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of each Basket Index;

•	the time remaining to maturity of the BUyS;

•	the market price and dividend rate on the component stocks underlying each Basket Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying each Basket Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Basket Indices and any changes to the component stocks underlying the Basket Indices;

•	supply and demand for the BUyS; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE BUYS ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the BUyS, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the BUyS are uncertain, and the IRS or a court might not agree with the treatment of the BUyS as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the BUyS, the tax consequences of ownership and disposition of the BUyS might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect. Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the BUyS

(including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The BUyS may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Basket;

•	You are willing to invest in the BUyS based on the Participation Rate, Basket Return Cap and Buffer Level;

•	You are willing to lose up to 89.00% of your initial investment, subject to our creditworthiness;

•	You are willing and able to hold the BUyS to maturity;

•	You are willing to accept our credit risk; and

•	You do not seek current income from this investment.

The BUyS may not be suitable for you if:

•	You do not seek an investment with exposure to the Basket;

•	You are unwilling or unable to hold the BUyS to maturity;

•	You seek an investment that is protected against the loss of your initial investment beyond the Buffer Level;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The following graphs show the historical performance of each of the Basket Indices from July 10, 2000 through July 9, 2010. The closing level of the S&P 500® Index on July 9, 2010 was 1,077.96. The closing level of the S&P MidCap 400® Index on July 9, 2010 was 739.89. The third graph shows the retrospective performance of the Basket, calculated by setting the level of the Basket on July 9, 2010 equal to 100.

We obtained the various Basket Index closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of each Basket Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Basket Level or Basket Return. We cannot give you assurance that the performance of the Basket will result in the return of your initial investment in excess of the Buffer Level.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the BUyS of up to 0.50% or $5.00 per $1,000 BUyS Face Amount. DBSI may pay referral fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 BUyS Face Amount and may additionally pay fees of up to 0.25% or $2.50 per $1,000 BUyS Face Amount to certain other broker dealers. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the BUyS against payment for the BUyS on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the BUyS more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.